Exhibit 10.9
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (“Amendment”) is entered into as of November 8, 2021 (the “First Amendment Effective Date”), by and between CA-MISSION STREET LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and FORGEROCK, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
A.Landlord and Tenant are parties to that certain Office Lease Agreement dated as of November 19, 2014 (the “Lease”), pursuant to which Landlord leases to Tenant space presently deemed to contain approximately 15,744 rentable square feet (the “Original Premises”) described as Suite No. 2900 in the building located at 201 Mission Street, San Francisco, California (the “Building”).
B.Landlord has remeasured the Building and the Premises in accordance with the guidelines for such measurements specified in the American National Institute Publication ANSI/BOMA Z65.1-2017, as adopted by the Building Owners and Managers Association and as interpreted and applied by Landlord’s measurement firm to the Building (such remeasurement being referred to herein as the “New Measurement”). As a consequence of the New Measurement, during the First Amendment Extended Term (defined below), the Building shall be deemed to contain approximately 524,805 rentable square feet, and the Premises shall be deemed to contain approximately 16,943 rentable square feet.
C.The Lease by its terms is scheduled to expire on April 30, 2022 (“Current Termination Date”), and the parties desire to extend the Term, all on the following terms and conditions.
NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Premises. Effective as of May 1, 2022 (the “First Amendment Extension Date”), the Rentable Area of the Premises shall be increased from “15,744 square feet” to “16,943 square feet” (the “Remeasured Premises”). Landlord and Tenant acknowledge that such increase is a result of a remeasurement of the Original Premises and not the result of a relocation, expansion or addition of space. As of the First Amendment Extension Date, the “Premises”, as defined in the Lease, shall mean the Remeasured Premises. The Rent and all other charges under the Lease shall remain payable as provided therein with respect to the Original Premises up to and including the Current Termination Date.
2.Extension. The Term is hereby extended for a period of eighty-eight (88) months and shall expire on August 31, 2029 (“First Amendment Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing on First Amendment Extension Date and ending on the First Amendment Extended Termination Date shall be referred to herein as the “First Amendment Extended Term”. Accordingly, references in the Lease to the “Term” shall be deemed to include the First

Amendment Extended Term, and references in the Lease to the “Termination Date” shall mean the First Amendment Extended Termination Date.
3.Base Rent.
(a)Generally. The schedule of Base Rent payable with respect to the Premises during the First Amendment Extended Term is the following:

Period	Annual Rate Per Rentable Square Foot	Monthly Base Rent
May 1, 2022 - April 30, 2023	$80.00	$112,953.33 *
May 1, 2023 - April 30, 2024	$82.40	$116,341.93
May 1, 2024 - April 30, 2025	$84.87	$119,832.19
May 1, 2025 - April 30, 2026	$87.42	$123,427.16
May 1, 2026 - April 30, 2027	$90.04	$127,129.97
May 1, 2027 - April 30, 2028	$92.74	$130,943.87
May 1, 2028 - April 30, 2029	$95.52	$134,872.19
May 1, 2029 - August 31, 2029	$98.39	$138,918.35
*Subject to Abatement as provided in Section 3(b) below

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
(b)Base Rent Abatement. Notwithstanding Section 3(a) above to the contrary, Tenant shall be entitled to an abatement of Base Rent for a period of six (6) months beginning either (i) on May 1, 2022, and ending on October 31, 2022, or (ii) provided Tenant gives written notice to Landlord of Tenant’s election under this subsection, on January 1, 2022 and ending on June 30, 2022 (the applicable period being the, the “Base Rent Abatement Period”), in an amount not to exceed $677,719.98 (the “Abated Base Rent”). If Tenant is in Default under the Lease (as amended hereby) at any time from and after the First Amendment Effective Date, then (a) at Landlord’s option, all unamortized Abated Rent credited to Tenant prior to the occurrence of the Default shall become due and payable to Landlord (with amortization to be calculated on a straight-line basis over the First Amendment Extended Term); and (b) if the Default occurs prior to the expiration of the Abatement Period, there will be no further abatement of Base Rent pursuant to this Section 3(b). No such recapture by Landlord of the Abated Rent pursuant to clause (a) above shall constitute a waiver of any Default of Tenant or any election of remedies by Landlord. During the Base Rent Abatement Period, only Base Rent shall be abated, and all other costs and charges specified in the Lease (as amended hereby) shall remain as due and payable pursuant to the provisions of the Lease (as amended hereby).
4.Expenses, Insurance Expenses and Taxes; Base Year; Gross Receipts Taxes. During the First Amendment Extended Term, Tenant shall pay for Tenant’s Share of Expenses, Insurance Expenses and Taxes in accordance with the terms of the Lease, as amended herein, provided, however, during the First Amendment Extended Term, the Base Year for the computation of Tenant’s Share of Expenses, Insurance Expenses and Taxes is amended to be calendar year 2022. Notwithstanding any provision of the Lease to the contrary, during the First Amendment Extended Term, Tenant shall pay all gross receipts taxes levied or assessed and which become payable by Tenant (or directly or indirectly by Landlord, in which case Tenant shall reimburse Landlord for the same), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to the gross or net rental income of Landlord under the Lease (as amended hereby), including, without limitation, any gross receipts tax levied by any taxing authority or adopted by any voter initiative or ballot measure, or any other gross income tax or excise tax levied by any taxing authority or adopted by any voter initiative or ballot measure with respect to the receipt of the rental payable hereunder, including, without limitation, the San Francisco Commercial Rent Tax for Childcare and Early Education (June 2018 Proposition C) and the San Francisco Gross Receipts Tax and Business Registration Fees Ordinance (2012 Proposition E) (collectively, the “Gross Receipts Taxes”). All Gross Receipts Taxes payable by Tenant shall be paid within thirty (30) days after receipt of a statement from Landlord or the applicable taxing authority.
5.Tenant’s Share. During the First Amendment Extended Term, Tenant’s Share shall be 3.23%.
6.Letter of Credit. The Letter of Credit Amount shall remain at $457,016.67, with no further reductions, and the Final LC Expiration Date during the First Amendment Extended Term shall be December 9, 2029. Within sixty (60) days after the First Amendment Effective Date, Tenant shall deliver to Landlord an amendment to the Letter of Credit evidencing the revised Final LC Expiration Date. .
7.Condition of Premises; Improvements. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform or fund any alterations, repairs or improvements. Notwithstanding the foregoing, (i) Tenant shall be permitted to perform improvements to the Premises in accordance with the Work Agreement attached hereto as Exhibit A; and (ii) notwithstanding the provisions of Section 5 of the Original Lease to the contrary, (A) Tenant, at its sole cost and expense, will promptly comply with any Laws that relate to the Base Building and/or any areas of the Building or the Property outside the Premises on the 29th Floor of the Building only, but only to the extent such obligations are triggered by Tenant’s use of the Premises (other than for general office use) or the Tenant Improvements (as defined in the Work Agreement attached hereto as Exhibit A); and (B) in addition to Landlord’s obligations with respect to the Common Area as set forth in Section 5 of the Original Lease, Landlord, at its sole cost and expense, will promptly comply with any Laws that relate to the Base Building and/or any Common Areas of the Building other than on the 29th Floor of the Building, but only to the extent such obligations are triggered by Tenant’s performance of the Tenant Improvements (as defined in the Work Agreement attached hereto as Exhibit A).
8.Renewal Option. Tenant shall continue to have the right to extend the Term (the “Renewal Option”) for the entire Premises then leased by Tenant for one (1) additional period of five (5) years commencing on the day following the First Amendment Extended Termination Date and ending on the fifth (5th) anniversary of such date (the “Renewal Term”) pursuant to the terms of Section 2 of Exhibit F of the Lease; provided, however, that the “Termination Date” in Section 2 of Exhibit F of the Lease shall mean the First Amendment Extended Termination Date.

9.Right of First Offer.
(a)Generally. Subject to the rights of Building tenants existing as of the First Amendment Effective Date (“Superior Rights”), Tenant shall have the right of first offer with respect to the following suites which becomes Available for Lease (described below): Suite 2800 (consisting of approximately 17,017 rentable square feet) and Suite 3000 (consisting of approximately 16,171 rentable square feet) (the “Offering Space”). Offering Space shall be deemed to be “Available for Lease” as follows: (i) with respect to any Offering Space that is under lease from time to time to third parties, such Offering Space shall be deemed to be Available for Lease when Landlord has reasonably determined that such third party will not extend or renew the term of its lease for the Offering Space, no occupant has a Superior Right which is subject to exercise and Landlord is ready to market such space for lease, or (ii) with respect to any Offering Space that is not under lease, such Offering Space shall be deemed to be Available for Lease when Landlord has reasonably determined that no occupant has a Superior Right which is subject to exercise and Landlord is ready to market such space for lease. After Landlord has reasonably determined that any portion of Offering Space is Available for Lease, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such portion of the Offering Space to Tenant for a term that is equal to the greater of (x) three (3) years and (y) the remainder of the First Amendment Extended Term. Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (“Notice of Exercise”) within ten (10) business days after the date of delivery of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:
(i)Tenant is in Default under the Lease (as amended hereby) at the time Landlord would otherwise deliver the Advice; or
(ii)the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer) at the time Landlord would otherwise deliver the Advice; or
(iii)the Lease has been assigned (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the Advice; or
(iv)Tenant is not occupying all of the Premises on the date Landlord would otherwise deliver the Advice.
(b)Terms. The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offering Space. The Letter of Credit Amount shall (i) be increased by an amount equal to four (4) months’ Base Rent applicable to the Offering Space as of the last day of the Term and (ii) the Final LC Expiration Date shall be extended accordingly, both pursuant to the terms of either a substitute Letter of Credit or an amendment to the existing Letter of Credit in the form required under the terms of Section 1 of Exhibit F to the

Lease, and the Base Year for the Offering Space shall be the calendar year in which the commencement date for the Offering Space occurs.
(c)Limitation on Right of First Offer. The rights of Tenant hereunder with respect to any portion of the Offering Space shall terminate on the earlier to occur of: (i) with respect to any portion of the Offering Space that is the subject of an Advice, Tenant’s failure to exercise its Right of First Offer within the ten (10) business day period provided in Section 9(a) above, and (ii) with respect to any portion of the Offering Space which would otherwise have been the subject of an Advice, the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in clauses (i) through (iv) of Section 9(a) above.
(d)Superior Rights. Landlord believes, but does not warrant, that the Offering Space is subject to the following Superior Rights as of the First Amendment Effective Date:
            (i)    Suite 2800: Signature Bank has a current right of first offer with respect to Suite 2800, on the twenty-eighth (28th) floor of the Building.

            (ii)    Suite 3000: Retail Activation Services LLC has a current extension right with respect to Suite 3000, on the thirtieth (30th) floor of the Building.

(d)    Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Area of the Premises, Tenant’s Share and other appropriate terms. A copy of the Offering Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the Notice of Exercise executed by Tenant, and (ii) executed by Tenant and returned to Landlord within fifteen (15) Business Days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is signed.

10.Miscellaneous.
(a)This Amendment, including the attached exhibit(s), sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.
(b)Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
(c)In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
(d)Capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.
(e)Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than CBRE, Inc. (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord harmless from all claims of brokers, other than Tenant’s Broker and Landlord’s Broker (defined below), claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Jones Lang LaSalle America’s Inc. (“Landlord’s Broker”). Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.
(f)Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
(g)This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.
(h)Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment to Lease as of the First Amendment Effective Date.
LANDLORD:

CA-MISSION STREET LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    NAPI REIT TRS, INC., a Maryland corporation
Its:    General Partner

TENANT:

FORGEROCK, INC.,
a Delaware corporation

Exhibit A

WORK AGREEMENT

THIS WORK AGREEMENT (this “Work Agreement”) is attached to and made a part of that certain First Amendment to Lease (the “Amendment”) between CA-MISSION STREET LIMITED PARTNERSHIP (“Landlord”) and FORGEROCK, INC., a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease (as amended by the Amendment to which this Work Agreement is attached). This Work Agreement sets forth the terms and conditions relating to the construction of Tenant Improvements (defined below) in the Premises.
SECTION 1

ALLOWANCE; TENANT IMPROVEMENTS
1.1    Allowance. Tenant shall be entitled to an allowance (the “Allowance”) in an amount not to exceed $55.00 per rentable square foot of the Premises (i.e., $931,865.00) for the costs relating to the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event will Landlord be obligated to make disbursements or incur costs pursuant to this Work Agreement in a total amount which exceeds the Allowance. Tenant must complete all Tenant Improvements and have submitted Payment Request Supporting Documentation (defined below) for such work no later than December 31, 2022 (the “Outside Allowance Date”) in order to be entitled to receive the Allowance for such work. Any amounts not so requested by the Outside Allowance Date shall revert to Landlord and Tenant shall have no further rights thereto.
1.2    Disbursement of the Allowance.
(a)    Allowance Items. The Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Allowance Items”):
(i)    Payment of the fees of the Architect and the Building Consultants (as those terms are defined below) and payment of fees and costs reasonably incurred by Landlord for the review of the Construction Drawings (defined below) by Landlord’s third party consultants;
(ii)    The payment of plan check, permit and license fees relating to the Tenant Improvements;
(iii)    The cost of construction of the Tenant Improvements, including, without limitation, cost of materials, after hours charges, testing and inspection costs, freight elevator usage, trash removal costs, and contractors’ fees and general conditions;

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(iv)    The cost of any changes to the Building when such changes are required by the Construction Drawings, such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith;
(v)    The cost of any changes to the Construction Drawings (defined below) or Tenant Improvements required by applicable building codes (collectively, “Code”); and
(vi)    The Supervision Fee (defined below).
Without limiting the generality of this Section 1(a), Tenant hereby acknowledges and agrees that Landlord shall not disburse any amount of the Allowance for the following items and/or costs related thereto: Cable, artwork, audio-visual equipment and Tenant’s fixtures, furniture and equipment.
(b)    Disbursement of Allowance. During the design and construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Allowance to reimburse Tenant for Allowance Items and shall authorize the release of funds as follows.
(i)    On or before the fifth (5th) day of each calendar month (or such other date as Landlord may reasonably designate), Tenant shall deliver to Landlord: (A) a request for payment from Contractor (defined below) approved by Tenant, in a form reasonably approved in advance by Landlord, including a schedule of values and showing the percentage of completion, by trade, of the Tenant Improvements, which details the portion of the work completed and the portion not completed; (B) invoices from all of Tenant’s Agents (defined below) for labor rendered and materials delivered to the Premises; (C) executed conditional mechanic’s lien releases from all of Tenant’s Agents who have lien rights with respect to the subject request for payment (along with unconditional mechanics’ lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder made more than 45 days in advance of Tenant current submission) in compliance with all applicable Laws; (D) a copy of the check(s) which Tenant issued to pay the requested sums to Tenant’s Agents; and (E) all other information reasonably requested by Landlord (collectively, the “Payment Request Supporting Documentation”).
(ii)    Within thirty (30) days after Tenant’s delivery to Landlord of all Payment Request Supporting Documentation, Landlord shall deliver a check made payable to Tenant in payment of the lesser of: (x) the amount so requested by Tenant, as set forth above, less (i) the applicable Over-Allowance Amount (defined in Section 3.2(a) below and (ii) a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (y) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided that if Landlord reasonably disputes any item in a request for payment based on non-compliance of any work with the Approved Working Drawings (defined below) or due to any substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for its dispute (a “Draw Dispute

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Notice”) within ten (10) Business Days following Tenant’s submission of its Payment Request Supporting Documentation, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently resolve any such dispute. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
(iii)    Subject to the provisions of this Work Agreement, following the final completion of construction of the Tenant Improvements, Landlord shall deliver to Tenant a check made payable to Tenant, or a check or checks made payable to another party or parties as reasonably requested by Tenant, in the amount of the Final Retention, provided that (A) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases from all of Tenant’s Agents in compliance with all applicable Laws, as reasonably determined by Landlord; (B) Landlord has reasonably determined in good faith that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building; (C) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements has been finally completed; (D) Tenant supplies Landlord with evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (E) Tenant has fulfilled its Completion Obligations (defined below) and has otherwise complied with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, closeout documentation regarding the general contractor, financial close-out matters, and Tenant’s vendors.
SECTION 2

CONSTRUCTION DRAWINGS
2.1    Selection of Architect; Building Consultants; Construction Drawings. Tenant shall retain an architect/space planner approved in writing, in advance by Landlord, such approval not to be unreasonably withheld (the “Architect”) to prepare the Construction Drawings. Tenant shall retain the engineering consultants designated by Landlord listed below (the “Building Consultants”) to prepare all plans and engineering working drawings and perform all work relating to mechanical, electrical and plumbing (“MEP”), HVAC/Air Balancing, life-safety, structural, sprinkler and riser work:

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MEP:    Amit Wadwha Associates
Air Balancing:    Comfort Dynamics or AR&B
Life Safety:    Red Hawk or Capitol Electric
Structural:    Rivera Consulting Group, Inc.
Sprinkler:    Red Hawk or RLH or Ayoob & Peery
Riser Management:    IMG Technologies
The plans and drawings to be prepared by Architect and the Building Consultants hereunder (i.e., both the Space Plan and the Working Drawings, as each term is defined below) shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined or approved by Landlord and shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. All MEP drawings must be fully engineered and cannot be prepared on a “design-build” basis. Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Tenant will design the Tenant Improvements to conform with Landlord’s existing sustainability practices for the Property and the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system (or other applicable certification standard) applicable to the Building.
2.2    Space Plan. Tenant shall supply Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, with four (4) copies signed by Tenant of its space plan for the Premises (the “Space Plan”) before any architectural working drawings or engineering drawings have been commenced. The Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Space Plan. Landlord shall advise Tenant within ten (10) Business Days after Landlord’s receipt of the Space Plan (or, if applicable, such additional information requested by Landlord pursuant to the provisions of the immediately preceding sentence) if the same is approved or is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.
2.3    Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall supply the Architect and the Building Consultants with a complete listing of

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standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Architect and the Building Consultants to complete the Working Drawings and shall cause the Architect and the Building Consultants to promptly complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural and MEP working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall submit the same to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of the Working Drawings. Landlord shall advise Tenant within ten (10) Business Days after Landlord’s receipt of the Working Drawings if Landlord, in good faith, determines that the same are approved (as so approved, the “Approved Working Drawings”) or are unsatisfactory or incomplete. If Tenant is advised that the Working Drawings are unsatisfactory or incomplete, Tenant shall promptly revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require.
2.4    Landlord’s Approval. Landlord’s approval of any matter under this Work Agreement may be withheld if Landlord reasonably determines that the same would violate any provision of the Lease or this Work Agreement or would adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.
SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS
3.1    Tenant’s Selection of Contractors.
(a)    The Contractor. A general contractor selected by Tenant from Landlord’s list of approved general contractors, or otherwise reasonably approved by Landlord, shall be retained by Tenant to construct the Tenant Improvements (“Contractor”).
(b)    Tenant’s Agents. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be reasonably approved in writing by Landlord (Landlord will approve or disapprove Tenant’s Agents within fifteen (15) Business Days following Tenant’s written request), provided that Landlord will require Tenant to retain the Building Consultants. All of Tenant’s Agents shall be licensed in the State of California, capable of being bonded and union-affiliated in compliance with all then existing master labor agreements.

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3.2    Construction of Tenant Improvements by Tenant’s Agents.
(a)    Construction Contract. Tenant’s construction contract and general conditions with Contractor (the “Contract”) shall comply with all relevant provisions of this Work Agreement. Prior to the commencement of the construction of the Tenant Improvements, Tenant shall provide Landlord with a schedule of values consisting of a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, for all Allowance Items in connection with the design and construction of the Tenant Improvements, which costs form the basis for the amount of the Contract (“Final Costs”). Prior to the commencement of construction of the Tenant Improvements, Landlord and Tenant shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). In the event that the Final Costs are greater than the Allowance (such excess, the “Over-Allowance Amount”), then Landlord will reimburse Tenant on a monthly basis, as described in Section 1.2(b)(ii) above, for a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Work Agreement, which percentage shall be equal to the Allowance divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and Tenant shall be solely responsible for any Over-Allowance Amount. If, after the Final Costs have been initially determined, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and Landlord’s reimbursement percentage, shall be recalculated in accordance with the terms of the immediately preceding sentence. Notwithstanding anything set forth herein to the contrary, construction of the Tenant Improvements shall not commence until Tenant has procured and delivered to Landlord a copy of all Permits for the applicable Tenant Improvements.
(b)    Construction Requirements.
(i)    Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Construction of the Tenant Improvements shall comply with the following: (A) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings and Landlord’s then-current published construction guidelines, which may be obtained from Landlord; (B) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall, within five (5) Business Days of receipt thereof, inform Tenant’s Agents of any reasonable changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (C) Tenant shall abide by all commercially reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, any required shutdown of utilities (including life-safety systems), storage of materials, coordination of work with the contractors of Landlord or other tenants, and any other matter in connection with this Work Agreement,

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including, without limitation, the construction of the Tenant Improvements. Tenant shall pay an oversight and supervisory fee (the “Supervision Fee”) to Landlord in an amount equal to $1.00 per rentable square foot of the Premises (i.e., $16,943.00).
(ii)    Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them relating to the construction of the Tenant Improvements, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Landlord’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (A) to permit Tenant to complete the Tenant Improvements, or (B) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
(iii)    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractor. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Tenant Improvements, and/or the Building (including the Common Areas) and/or the Property that are damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances as may be necessary to effect such right of direct enforcement.
(c)    Insurance Requirements.
(i)    General Coverages. All of Tenant’s Agents shall carry employer’s liability and worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including personal and bodily injury, property damage and completed operations liability, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.
(ii)    Special Coverages. Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the

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construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and shall be in form and with companies as are required to be carried by Tenant as set forth in the Lease.
(iii)    General Terms. Certificates for all of the foregoing insurance coverage shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. To the extent available, all such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days’ prior written notice of any cancellation of such insurance; provided if such notice is not provided by contract, Tenant shall deliver to Landlord a copy of any such notice received by Tenant within two (2) business days after receipt. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant. All policies carried hereunder shall insure Landlord and Tenant, as their interests may appear, as well as Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease and/or this Work Agreement.
(d)    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all applicable Laws including, without limitation, the Code and other federal, state, city and/or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person or entity; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
(e)    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a

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defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the MEP, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.
(f)    Meetings. Tenant shall hold periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of the Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated or reasonably approved by Landlord, and Landlord and/or its agents shall receive prior written notice of, and shall have the right to attend, all such meetings. Upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, and Landlord will be included in the distribution list for such minutes. To the extent applicable, one such meeting each month shall include the review of Contractor’s current request for payment.
3.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of San Francisco County shall furnish a copy thereof to Landlord upon such recordation, and shall timely give all notices required pursuant to the California Civil Code. If Tenant fails to do so, Landlord may execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. Within thirty (30) days following the completion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord such updated drawings in accordance with Landlord’s then-current CAD Requirements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Tenant’s obligations set forth in this Section are collectively referred to as the “Completion Obligations.”
SECTION 4

MISCELLANEOUS
4.1    Tenant’s Representative. Tenant has designated John Fernandez as its sole representative with respect to the matters set forth in this Work Agreement, until

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further notice to Landlord, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Agreement.
4.2    Landlord’s Representative. Landlord has designated Trish Moosbrugger to serve as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Agreement.
4.3    Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default by Tenant under the Lease (or, without limitation, a breach of Tenant’s obligations under this Work Agreement) has occurred at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Allowance, and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be suspended until such time as such default is cured pursuant to the terms of the Lease.

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